UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLDEN VALLEY DEVELOPMENT, INC.
a Nevada corporation

1200 Truxtun Avenue  #130
Bakersfield, CA  93301
(661) 327-0067

I.R.S. Employer I.D. # 84-1658720

MANAGEMENT, CONSULTANTS AND ADVISORS “STOCK-FOR-SERVICES” PLAN
for
GOLDEN VALLEY DEVELOPMENT, INC., a Nevada corporation
(Full title of the plan)

SAMUEL WIERDLOW, INC., 1400 Colorado Street, Boulder, NV  89005 (702) 979-4664
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Proposed
Title of		Proposed	maximum
securities	Amount to	maximum	aggregate	Amount of
to be	be registered	offering price	offering	registration fee
registered		per share	price

Common	30,000,000	$0.01	$300,000	$16.74
Stock	shares

Description of Securities.

We are registering 30,000,000 shares of Common Stock of Golden Valley Development, Inc., par value $0.001, pursuant to the plan.

We are authorized to issue 75,000,000 shares of common stock, and we have no other classes of shares. Currently we have 42,400,000 shares outstanding. We have no options or warrants outstanding.

Dividend Rights - Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds of Golden Valley legally available therefore.

Voting Rights - Holders of shares of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. Shares of Common Stock do not have cumulative voting rights, which means that the holders of the majority of the share votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors.

Preemption Rights - Holders of our common stock have no preemptive or conversion rights or other rights to subscribe for or to purchase any stock, obligations or other securities of Golden Valley

Liquidation Rights - In the case of liquidation, dissolution or winding up of Golden Valley Development, Inc., the holders of shares of our Common Stock will be entitled to share ratably in the net assets of Golden Valley legally available for distribution to shareholders after payment of all our liabilities and any preferred stock then outstanding, although none is currently outstanding.

Other Material Rights - There are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of holders of our Common Stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future, although our Certificate of Incorporation does not currently authorize any preferred stock at all.

There are no provisions in our Articles of Incorporation or bylaws which would delay, defer or prevent a change in control of the company.

Interest of Named Experts and Counsel.

Counsel providing us the legality opinion regarding the securities being registered is Aaron Goldberg.

The independent registered accountants who have audited our financial statements are Malone & Bailey, PC. The accountants' report is given upon their authority as experts in accounting and auditing.

Indemnification of Directors and Officers.

We do have a provision in our bylaws regarding indemnification, as follows:

LIABILITY TO FURTHER CALLS OR TO ASSESSMENT BY THE ISSUER. The Corporation shall have power to purchase and maintain insurance on behalf of any officer, director, employee or agent of the Corporation against any liability asserted against or incurred by the officer, director, employee or agent in such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify the officer, or director, employee or agent against such liability under the provisions of this Article.

There is at this time no statute, charter provision, by-law provision, contract or other arrangement that insures or indemnifies one of our controlling persons, directors or officers which affects his or her liability in that capacity.

However, Nevada Revised Statutes 78.138(7) states:

7.  Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:
(a) His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and
(b) His breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Exhibits.

Index of Exhibits

Articles of Incorporation	incorporated by reference*

Bylaws	incorporated by reference*

Instruments defining the rights of holders,	see bylaws exhibit
incl. indentures	(incorporated by reference*)

Opinion re: legality	EX-5.1

Consent of Independent Registered Certified Public Accountants	EX-23.1

Consent of Counsel	see opinion exhibit (EX-5.1)

* Registration Statement on Form 10-SB-12G filed November 29, 2005, File No. 000-51637.

Undertakings.

We hereby undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

* To include any propectus required by section 10(a)(3) of the Securities Act of 1933;

* To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

* To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

We also undertake, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

We also undertake to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bakersfield, State of California, on September 8, 2009.

GOLDEN VALLEY DEVELOPMENT, INC.

By:	/s/ Arthur Davis
Arthur Davis
President and Chairman
Principal Executive Officer and Principal Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

By:	/s/ Arthur Davis
Arthur Davis
Treasurer and a Director
Principal Financial Officer